Exhibit 99.1

    The TJX Companies, Inc. Reports Fourth Quarter and Full Fiscal Year 2005
                  Results; Changes Lease Accounting Practices

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Feb. 23, 2005--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 29, 2005. For the 52-week fiscal year, net sales were $14.9 billion, up 12% over the 53-week fiscal period last year. Consolidated comparable store sales increased 5% on a comparable 52- to 52-week basis. For the 52-week fiscal year, net income was $664 million and diluted earnings per share were $1.30. These results include the impact of a one-time, non-cash charge related to lease accounting of approximately $.04 per share, as well as the $.04 per share impact of implementation of a recent accounting standard relating to the Company's convertible debt. Excluding these items, full-year pro forma diluted earnings per share were $1.38 versus $1.28 last year. On a 52-week basis, excluding the estimated $.05 per share benefit of the 53rd week in last year's fiscal calendar, full-year pro forma diluted earnings per share increased 12%. (The accounting items are discussed later in this release and their impact on net income and diluted earnings per share is detailed in an attached schedule.)
    For the 13-week fiscal 2005 fourth quarter, sales increased to $4.3 billion. Consolidated comparable store sales increased 4% on a comparable 13- to 13-week basis. For the fourth quarter, net income was $177 million and diluted earnings per share were $.35. These results include the $.04 per share impact of the lease accounting charge and a $.01 per share impact from implementation of the recent accounting standard relating to the Company's convertible debt. Excluding these items, fourth quarter pro forma diluted earnings per share were $.40, versus last year's exceptionally strong earnings of $.47 per share, which included the $.05 per share benefit of the 53rd week.
    Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., commented, "I am pleased that our total sales increased by 12% and comparable store sales increased by 5% in 2004. I am particularly pleased with the performance of our largest division, The Marmaxx Group, which posted a comparable store sales increase of 4% in 2004, its greatest increase in five years. While results at our other divisions were below our expectations, the strong performance of The Marmaxx Group enabled TJX to deliver full year earnings per share that were in line with our expectations, before the two accounting items. These strong results led to a 41% after-tax return on average shareholders' equity. As we enter the new year, we are excited by the momentum at Marmaxx and continue to view this business as a key growth vehicle for TJX. At the same time, we are focused on improving performance at our younger divisions. We believe we have identified the issues affecting their performance in 2004, and are poised to deliver improved results in the year ahead. Overall, we increased our selling square footage base by 8%, adding 162 stores to end the year with a total of 2,224 stores."
    English continued, "At The Marmaxx Group, the internal combination of T.J. Maxx and Marshalls, results were very strong. Total sales for 2004 increased to $10.5 billion and, on a comparable 52-week basis, comparable store sales for the year increased 4%. Marmaxx achieved segment profit of $1.0 billion for 2004, up 8% over the $962 million earned last year. Segment profit margin was 9.9% of sales in 2004, which was above last year's very strong performance, and well ahead of our original expectations. For the fourth quarter, comparable store sales increased a strong 4% over the comparable 13-week period last year. Marmaxx's segment profit in the fourth quarter was $282 million and segment profit margin was 9.5%, both of which were well ahead of our expectations. As anticipated, fourth quarter segment profit was below last year's exceptional performance, which included the benefit of the 53rd week. Marmaxx's results were driven by strength in women's sportswear, and the successful expansion of jewelry and accessories at T.J. Maxx and footwear at Marshalls. Marmaxx did an excellent job of executing its merchandising and inventory strategies, flowing fresh product to our stores at the right time for every season, as well as successfully managing expenses. We added 4% in selling square footage in 2004 and netted 50 additional stores to end the year with 1,468 stores. We plan to grow selling square footage by 4% for The Marmaxx Group and increase the store count by 47 stores in 2005.
    "Sales for Winners and HomeSense, our Canadian concepts, totaled $1.3 billion, a 19% increase over last year. Comparable store sales on a comparable week basis increased by 10% in U.S. dollars and 4% in local currency, which we believe more closely reflects our operating performance. Segment profit margin was 8.7% and segment profit increased 5% to $112 million, both below our expectations. Segment profit growth was primarily due to favorable exchange rates. In the fourth quarter, comparable store sales on a comparable week basis increased 4% in U.S. dollars and decreased 4% in local currency. Segment profit for the fourth quarter was $28 million. While Winners' sales and segment profit were ahead of plan through the first half of the year, the back half of the year came in below our expectations, when sales softened and this division took aggressive markdowns to clear inventory. HomeSense, our Canadian home fashions concept, had a good year, as this young chain continued to grow its store base. We grew selling square footage of our Canadian business by 13% in 2004. We added 8 Winners stores during the year, bringing its year-end total to 168. In addition, this division successfully added 15 HomeSense stores in 2004 to end the year with 40 stores. In 2005, we plan to grow selling square footage in Canada by 10%, increasing Winners' store count by 4 and HomeSense's by 17 stores.
    "T.K. Maxx, in the U.K. and Ireland, had a solid year, with total sales for the year reaching $1.3 billion, which was in line with our expectations. Comparable store sales on a comparable week basis increased 14% in U.S. dollars and were up 3% in local currency. Top-line growth and, to a lesser extent, favorable currency exchange rates, led to segment profit of $77 million, which was up 31% over last year, but below our expectations. T.K. Maxx held its profit margin flat to last year, despite below-plan comparable store sales, as this division managed inventories and expenses very well. In the fourth quarter, comparable store sales on a comparable week basis increased 11% in U.S. dollars and were up 3% in local currency, and segment profit increased 11% to $36 million. Considering the U.K.'s weak retail environment in December, T.K. Maxx did a very good job of managing its inventories during this highly promotional cycle. T.K. Maxx increased its selling square footage by 23% in 2004 and added 23 stores to end the year with 170 stores. We plan to open 23 T.K. Maxx stores in 2005 and increase this division's selling square footage by 19%."
    English continued, "Total sales for HomeGoods increased to $1.0 billion and comparable store sales on a comparable week basis increased 1% for the year. Segment profit was $25 million and segment profit margin was 2.5% for the year. For the fourth quarter, comparable store sales on a comparable week basis increased 3%. Segment profit was $9 million, with a segment profit margin of 2.9%. We were disappointed with HomeGoods' performance in 2004, which we believe was impacted by both a malaise in home fashion retailing, as well as our merchandising execution. That said, we have identified merchandising strategies that we believe will improve performance in 2005. We increased our selling square footage at HomeGoods by 17% and added 34 HomeGoods to our store base during the year, bringing our year-end total to 216 stores. With continued confidence in this unique, home fashions concept, we expect to add 40 stores to the HomeGoods chain and increase HomeGoods' selling square footage by 19% during 2005.
    "For the year, A.J. Wright's total sales increased by 26% to $531 million and comparable store sales on a comparable week basis increased by 4%. A.J. Wright's bottom-line performance did not meet our objectives, with a segment loss of $13 million. In the fourth quarter, comparable store sales on a comparable week basis increased 3%. A.J. Wright had a strong start to the year, but we believe was hurt by pressure from higher gas prices on this division's moderate-income customer base, combined with the cooling trend in urban fashions. Still, A.J. Wright ended the year with inventories in excellent shape and an open-to-buy position that gives it the ability to take advantage of numerous opportunities in the marketplace. We added 33% in selling square footage and netted 31 additional stores in 2004, ending the year with 130 stores. We plan to add 25 A.J. Wright stores in 2005 and increase its selling square footage base by 20%.
    "In its first full year as a TJX division, Bob's Stores made solid progress. Total sales were $291 million. We were pleased with the steps Bob's Stores took on several fronts in 2004, including repositioning its promotional activity, improving its inventory management, and fine-tuning its product assortment. We also tested a smaller store size, which we believe will work well for this concept. We plan to continue growing Bob's Stores slowly and deliberately. In assessing our real estate strategies for this new concept, we opened two stores and closed one in 2004, to end the year with 32 stores. In 2005, we plan to add five stores to fill in existing markets.
    "In 2004, our strong operations and significant returns on investment continued to generate excess cash, which we used to fund all of our organic growth and continue our aggressive share buyback program. In 2004, we completed the $1 billion share repurchase program begun in 2002 and initiated another $1 billion share buyback program. During the year, we spent $588 million on share repurchases and retired 25.1 million shares. In 2005, we expect to continue our sizable buyback program with planned spending of an additional $600 million."
    English concluded, "As we begin 2005, I am very confident in our ability to continue growing our business this year and well into the future. We continue to be very excited about the many initiatives going on around the Company, including our jewelry, accessories, and footwear expansions at Marmaxx and the e-commerce sites that we launched for T.J. Maxx and HomeGoods in 2004. I also believe that we have our arms around the issues impacting some of our younger divisions and are well positioned to improve their performance in 2005. With our liquid inventory position, we have the ability to continue to capitalize upon the abundant buying opportunities in the marketplace and offer our customers terrific off-price values. We plan to grow TJX's selling square footage by 8% in 2005 and to net an additional 161 stores. Our very strong financial position continues to serve as a foundation with which to grow in 2005 and beyond."

    Lease Accounting Practices(a)

    The Company today reported that it has recorded a one-time non-cash charge to conform its accounting policies with generally accepted accounting principles related to the timing of rent expense for certain locations. Previously, the Company followed a practice prevalent across the retailing industry, in which it began recording rent expense at the time a store opened and the lease term commenced. The Company will now begin recording rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 30 to 60 days prior to the opening of the store. This will result in an acceleration of the commencement of rent expense for each lease, as TJX begins recording rent expense during the pre-opening period, but a reduction in monthly rent expense, as the total rent due under the lease is amortized over a greater number of months.
    This charge resulted in a one-time, cumulative, non-cash adjustment to rent expense of approximately $19 million after-tax, or $.04 per share, which TJX recorded in the fourth quarter of fiscal 2005. Of the $19 million after-tax charge, $3 million, or less than $.01 per share, is attributable to fiscal 2005 and $16 million, or approximately $.03 per share, is related to prior periods. Financial results for prior periods will not be restated due to the immateriality of these amounts to the income statement and the balance sheet for fiscal 2005 and for each prior year. This will not affect historical or future cash flows or the timing or amounts of payments under related leases, as this relates solely to accounting treatment. Furthermore, it is not expected to have any material impact on future earnings.

    New Convertible Debt Accounting Standard(a)

    The Company's results also reflect the impact of a recent accounting rule change requiring the inclusion of shares issuable under contingently convertible debt in the calculation of diluted earnings per share, which resulted in a $.04 per share reduction to diluted earnings per share for the fiscal 2005 year and a $.03 reduction for fiscal 2004. This change also reduces diluted earnings per share in the fourth quarter by $.01 in both fiscal 2005 and fiscal 2004.

    (a) The impact of both of the above items is detailed in an attached schedule.

    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 771 T.J. Maxx, 697 Marshalls, 216 HomeGoods and 130 A.J. Wright stores, as well as 32 Bob's Stores, in the United States. In Canada, the Company operates 168 Winners and 40 HomeSense stores, and in Europe, 170 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Conference Call for Stock Analysts

    At 11:00 a.m. ET today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc., will hold a conference call with stock analysts to discuss the Company's fiscal 2005 year-end results and expectations for fiscal 2006. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing 800-945-2760 through Wednesday, March 2, 2005. Additionally, the Company expects to release its February 2005 sales on Thursday, March 3, 2005, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's February sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 10, 2005. Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems; our ability to continue to generate adequate cash flows; general economic conditions; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.




         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                             13 Weeks      14 Weeks
                                               Ended         Ended
                                            -----------   -----------
                                            January 29,   January 31,
                                                   2005          2004
                                            -----------   -----------
Net sales                                    $4,329,109    $4,105,597

Cost of sales, including buying and
 occupancy costs (See Note 1)                 3,367,089     3,108,457
Selling, general and administrative
 expenses                                       672,074       609,315
Interest expense, net                             5,047         5,816
                                             ----------    ----------

Income before provision for income taxes        284,899       382,009
Provision for income taxes                      107,964       143,270
                                             ----------    ----------

Net income                                   $  176,935    $  238,739
                                             ==========    ==========
Diluted earnings per share:
  Net income                                 $      .35    $      .46

Cash dividends declared per share            $     .045    $     .035

Weighted average shares for diluted
 earnings per share computation (See
 Note 2)                                    506,512,634   524,917,493



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                          52 Weeks         53 Weeks
                                            Ended            Ended
                                         -----------      -----------
                                         January 29,      January 31,
                                                2005             2004
                                         -----------      -----------
Net sales                                $14,913,483      $13,327,938

Cost of sales, including buying and
 occupancy costs (See Note 1)             11,371,747       10,077,194
Selling, general and administrative
 expenses                                  2,436,286        2,155,166
Interest expense, net                         25,757           27,252
                                         -----------      -----------

Income before provision for income
 taxes                                     1,079,693        1,068,326
Provision for income taxes                   415,549          409,961
                                         -----------      -----------

Net income                               $   664,144      $   658,365
                                         ===========      ===========
Diluted earnings per share:
  Net income                             $      1.30      $      1.25

Cash dividends declared per share        $       .18      $       .14

Weighted average shares for diluted
  earnings per share computation (See
   Note 2)                               512,649,237      529,778,991



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
        Supplemental Information - Pro forma net income and EPS
       Fourth Quarter and Fiscal Year Ended January 29, 2005
                         and January 31, 2004

Fourth Quarter Ended:           January 29, 2005    January 31, 2004
                                ----------------   ------------------
                                      $'s    EPS        $'s       EPS
                                 --------  -----   --------    ------
Net income as reported           $176,935  $0.35   $238,739    $ 0.46

Add back:
  Non-cash cumulative charge
  relating to lease accounting     19,263   0.04        ---       ---
                                 --------  -----   --------    ------
Net income excluding lease
  accounting adjustment           196,198   0.39    238,739      0.46

Add back:
  Impact of assumed conversion
   of convertible debt                ---   0.01        ---      0.01

Less:
  Estimated impact of 53rd week       ---    ---    (24,000)    (0.05)
                                 --------  -----   --------    ------
Pro forma net income             $196,198  $0.40   $214,739    $ 0.42
                                 ========  =====   ========    ======


Fiscal Year Ended:              January 29, 2005    January 31, 2004
                                ----------------   ------------------
                                      $'s    EPS        $'s       EPS
                                 --------  -----   --------    ------
Net income as reported           $664,144  $1.30   $658,365    $ 1.25

Add back:
  Non-cash cumulative charge
  relating to lease accounting     19,263   0.04        ---       ---
                                 --------  -----   --------    ------
Net income excluding lease
  accounting adjustment           683,407   1.34    658,365      1.25

Add back:
  Impact of assumed conversion
   of convertible debt                ---   0.04        ---      0.03

Less:
  Estimated impact of 53rd week       ---    ---    (24,000)    (0.05)
                                 --------  -----   --------    ------
Pro forma net income             $683,407  $1.38   $634,365    $ 1.23
                                 ========  =====   ========    ======


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                             January 29,  January 31,
                                                    2005         2004
                                             -----------  -----------
ASSETS
Current assets:
  Cash and cash equivalents                     $  307.2     $  246.4
  Accounts receivable and other current
   assets                                          245.9        263.7
  Merchandise inventories (See Note 4)           2,352.0      1,941.7
                                                --------     --------

     Total current assets                        2,905.1      2,451.8
                                                --------     --------
Property and capital leases, net of
 depreciation                                    1,814.0      1,640.0
Other assets                                       125.5        121.2
Goodwill and tradename, net of
 amortization                                      183.8        183.8
                                                --------     --------
     TOTAL ASSETS                               $5,028.4     $4,396.8
                                                ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt        $  100.0     $    5.0
  Accounts payable (See Note 4)                  1,276.0        960.4
  Accrued expenses and other current
   liabilities                                     828.1        725.2
                                                --------     --------
     Total current liabilities                   2,204.1      1,690.6
                                                --------     --------

Other long-term liabilities                        445.6        365.2
Non-current deferred income taxes, net             152.6        123.8
Long-term debt                                     572.6        664.8

Shareholders' equity                             1,653.5      1,552.4
                                                --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $5,028.4     $4,396.8
                                                ========     ========


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                            52 Weeks       53 Weeks
                                              Ended          Ended
                                           -----------    -----------
                                           January 29,    January 31,
                                                  2005           2004
                                           -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $  664.1        $ 658.4
  Depreciation and amortization                  279.1          238.4
  Deferred income tax provision                   40.2           84.4
  Decrease (increase) in accounts
   receivable and other current assets             8.2          (63.2)
  (Increase) in merchandise inventories
   (See Note 4)                                 (390.7)        (310.7)
  Increase in accounts payable (See Note 4)      305.3          118.8
  Increase in accrued expenses and other
   liabilities                                   155.6           20.0
  Other, net                                      18.0           24.4
                                              --------        -------

Net cash provided by operating activities      1,079.8          770.5
                                              --------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                            (429.1)        (409.1)
  Acquisition of Bob's, net of cash
   acquired                                          -          (57.1)
  Other                                             .6             .6
                                              --------        -------

Net cash (used in) investing activities         (428.5)        (465.6)
                                              --------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt            (5.0)         (15.0)
  Payments for repurchase of common stock       (594.6)        (520.7)
  Cash dividends paid                            (83.4)         (68.9)
  Other                                           95.4           57.8
                                              --------        -------

Net cash (used in) financing activities         (587.6)        (546.8)
                                              --------        -------

Effect of exchange rate changes on cash           (2.9)          (4.0)
                                              --------        -------

Net increase (decrease) in cash and cash
 equivalents                                      60.8         (245.9)
Cash and cash equivalents at beginning of
 year                                            246.4          492.3
                                              --------        -------

Cash and cash equivalents at end of year      $  307.2        $ 246.4
                                              ========        =======



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                              13 Weeks     14 Weeks
                                                Ended        Ended
                                             -----------  -----------
                                             January 29,  January 31,
                                                    2005         2004
 Net sales:                                  -----------  -----------
  Marmaxx                                     $2,954,203   $2,948,358
  Winners and HomeSense                          371,901      344,186
  T.K. Maxx                                      429,942      361,717
  HomeGoods                                      315,674      287,267
  A.J. Wright                                    172,847      139,997
  Bob's Stores (a)                                84,542       24,072
                                             -----------  -----------
                                              $4,329,109   $4,105,597
                                             ===========  ===========
Segment profit or (loss):
  Marmaxx                                     $  281,506   $  311,069
  Winners and HomeSense                           27,926       40,519
  T.K. Maxx                                       35,893       32,452
  HomeGoods                                        9,087       22,752
  A.J. Wright                                     (1,405)       4,111
  Bob's Stores (a)                                (7,896)      (4,970)
                                             -----------  -----------
                                                 345,111      405,933

Cumulative impact of lease accounting
 adjustments (See Note 1)                         30,723            -
General corporate expense                         24,442       18,108
Interest expense, net                              5,047        5,816
                                             -----------  -----------
Income before provision for income taxes      $  284,899   $  382,009
                                             ===========  ===========

(a) In fiscal 2004 Bob's Stores results are for the period December 24, 2003 (date of acquisition) through January 31, 2004.

Stores in operation:
  T.J. Maxx                                          771          745
  Marshalls                                          697          673
  Winners                                            168          160
  HomeGoods                                          216          182
  T.K. Maxx                                          170          147
  A.J. Wright                                        130           99
  HomeSense                                           40           25
  Bob's Stores                                        32           31
                                                   -----        -----
     Total                                         2,224        2,062
                                                   =====        =====


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                            52 Weeks       53 Weeks
                                              Ended          Ended
                                           -----------    -----------
                                           January 29,    January 31,
                                                  2005           2004
 Net sales:                                -----------    -----------
  Marmaxx                                  $10,489,478    $ 9,937,206
  Winners and HomeSense                      1,285,439      1,076,333
  T.K. Maxx                                  1,304,443        992,187
  HomeGoods                                  1,012,923        876,536
  A.J. Wright                                  530,643        421,604
  Bob's Stores (a)                             290,557         24,072
                                           -----------    -----------
                                           $14,913,483    $13,327,938
                                           ===========    ===========
Segment profit or (loss):
  Marmaxx                                  $ 1,040,331    $   961,632
  Winners and HomeSense                        112,422        106,745
  T.K. Maxx                                     77,197         59,059
  HomeGoods                                     25,375         49,836
  A.J. Wright                                  (13,370)         1,692
  Bob's Stores  (a)                            (17,269)        (4,970)
                                           -----------    -----------
                                             1,224,686      1,173,994

Cumulative impact of lease accounting
 adjustments (See Note 1)                       30,723              -
General corporate expense                       88,513         78,416
Interest expense, net                           25,757         27,252
                                           -----------    -----------

Income before provision for income taxes   $ 1,079,693    $ 1,068,326
                                           ===========    ===========

(a) In fiscal 2004 Bob's Stores results are for the period December 24, 2003 (date of acquisition) through January 31, 2004.

Stores in operation:
  T.J. Maxx                                        771            745
  Marshalls                                        697            673
  Winners                                          168            160
  HomeGoods                                        216            182
  T.K. Maxx                                        170            147
  A.J. Wright                                      130             99
  HomeSense                                         40             25
  Bob's Stores                                      32             31
                                                 -----          -----
     Total                                       2,224          2,062
                                                 =====          =====



The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1. The TJX Companies has recorded a one-time, non-cash charge to conform its accounting policies with generally accepted accounting principles related to the timing of rent expense. This charge resulted in a one-time, cumulative, non-cash adjustment to rent expense of approximately $19 million after-tax, or $.04 per share, in the fourth quarter ended January 29, 2005.

   On a pre-tax basis the amount of this charge is $30.7 million, which has been recorded in cost of sales, including buying and occupancy costs, on the Company's consolidated income statement. Segment profit for the fiscal year ended January 29, 2005 is presented excluding this charge. The impact by segment is presented below:

                  Cumulative impact  Current Fiscal  Cumulative impact
                   January 29, 2005    Year only      January 31, 2004
                  -----------------  --------------  -----------------
   Marmaxx                $16,807        $1,880            $14,927
   Winners and HomeSense    3,538           492              3,046
   T.K. Maxx                6,473         1,770              4,703
   HomeGoods                2,243            55              2,188
   A.J. Wright              1,662           518              1,144
                          -------        ------            -------
        Total             $30,723        $4,715            $26,008
                          =======        ======            =======

2. In October 2004, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") reached a consensus that EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" would be effective for reporting periods ending after December 15, 2004. This accounting pronouncement impacts the company's treatment for earnings per share purposes, of its $517.5 million zero coupon convertible subordinated notes issued in February 2001. These notes are convertible into 16.9 million shares of common stock of TJX if the sale price of our stock reaches certain levels or other contingencies are met. Prior to this reporting period, the 16.9 million shares were excluded from the diluted earnings per share calculation because criteria for conversion had not been met. EITF Issue No. 04-08 requires that shares associated with contingently convertible debt be included in diluted earnings per share computations regardless of whether contingent conversion conditions have been met. EITF Issue No. 04-08 also requires that diluted earnings per share for all prior periods be restated to reflect this change. As a result, diluted earnings per share for all periods presented reflect the assumed conversion of our convertible subordinated notes. This change reduces fourth quarter diluted earnings per share by $.01 per share for both the current and prior year and reduces diluted earnings per share by $.04 for the fiscal year ended January 29, 2005 and by $.03 per share for the fiscal year ended January 31, 2004.

3. During the fourth quarter ended January 29, 2005, TJX repurchased
   4.3 million shares of its common stock, at a cost of $107.4 million. During the twelve months ended January 29, 2005, TJX repurchased 25.1 million shares for a cost of $587.9 million. Through January 29, 2005, under its current $1 billion multi-year stock repurchase program, TJX has repurchased 17.7 million shares at a cost of $406.6 million.

4. Effective with the third quarter ended October 30, 2004, we began to accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by TJX. As a result, as of January 29, 2005 we have recorded a $237 million increase to merchandise inventory on our balance sheet, to reflect this in-transit inventory, as well as an equal increase to accounts payable at that date. Prior years have not been adjusted for this change. This accrual for inventory in transit affects only the reported levels of inventory and accounts payable on the balance sheet, and has no impact on our operating results, cash flows, liquidity or shareholders' equity.

5. On December 24, 2003 TJX completed the acquisition of certain assets of Bob's Stores for approximately $58 million. TJX purchased the assets relating to 31 Bob's Stores and assumed certain liabilities. The operating results of Bob's after December 23, 2003 have been included in TJX's consolidated financial statements.

6. Certain amounts in the prior period's financial statements have been reclassified to be consistent with the current year's presentation.



    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323